Exhibit 99.1

Ascent Industries Announces Sale of Specialty Pipe & Tube for $55 Million

Oak Brook, Illinois, December 26, 2023 – Ascent Industries Co. (Nasdaq: ACNT) (“Ascent” or the “Company”), an industrials company focused on the production and distribution of industrial tubular products and specialty chemicals, has announced the sale of the business of Specialty Pipe & Tube (“SPT”) for approximately $55 million in an all-cash transaction. The transaction closed on December 22, 2023.

SPT is a leading master distributor for large diameter, hot finish seamless carbon steel pipe and tubing. Proceeds from the transaction will be used to pay down outstanding debt and for general corporate purposes. The sale greatly reduces the complexity associated with Ascent’s tubular operations and allows the Ascent Tubular team to focus on its core competencies that best position the company for long-term growth.

“We are proud of achieving this value-creating outcome for Ascent shareholders. While SPT is a unique and profitable business, the inherent cyclicality in its end-markets makes it a much better fit for the private markets,” said Chris Hutter, president and CEO of Ascent. “This transaction provides Ascent with the ability to dramatically reduce our debt, while providing additional available capital to pursue growth opportunities within our focused businesses under new segment leaders. We are proud of SPT’s performance under our stewardship, specifically in the past three years, and believe SPT is positioned for continued success in the future.”

Ascent’s remaining assets within the tubular segment consist of Bristol Tubular Products, the largest domestic manufacturer of welded pipe from stainless steel and other nickel alloys, and American Stainless Tubing, a producer of premium ornamental stainless steel tubing.

Angle Advisors acted as financial advisor and Sherman and Howard acted as legal advisor to Ascent.

About Ascent Industries Co.
Ascent Industries Co. (Nasdaq: ACNT) is a company that engages in a number of diverse business activities including the production of stainless steel pipe and tubing and the production of specialty chemicals. For more information about Ascent, please visit its website at www.ascentco.com.

Forward-Looking Statements
This press release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable federal securities laws. All statements that are not historical facts are forward-looking statements. Forward looking statements can be identified through the use of words such as "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions. The forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and to review the risks as set forth in more detail in Ascent Industries Co.’s Securities and Exchange Commission filings, including our Annual Report on Form 10-K, which filings are available from the SEC or on our website. Ascent Industries Co. assumes no obligation to update any forward-looking information included in this release.

Exhibit 99.1
Company Contact
Bill Steckel
Chief Financial Officer
1-630-884-9181

Investor Relations
Cody Slach and Cody Cree
Gateway Group, Inc.
1-949-574-3860
ACNT@gateway-grp.com

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